Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2013 Results

BELLEVUE, Wash.—July 25, 2013—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the second quarter ended June 30, 2013.

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Room nights grew 19% year-over-year driven by continuing healthy growth at Brand Expedia® and eLong™ as Expedia, Inc. continues to reap benefits from technology investments and aggressive sales and marketing efforts in emerging markets.

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Revenue grew 16% year-over-year for the second quarter of 2013 due to growth in hotel room nights and advertising and media revenue generated by our recent acquisition of a majority interest in leading hotel metasearch company, trivago GmbH.

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Expedia, Inc. celebrated several milestones during the second quarter of 2013 including continued conversion improvements at Brand Expedia and Hotels.com, positive momentum on the global roll-out of the Expedia® Traveler Preference™ (ETP) program with successful conversions at major chains such as Hilton Worldwide, Accor and Marriott International; as well as growing Brand Expedia quarterly package revenue 26% only one quarter after moving to the new package platform.

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Year-to-date, Expedia, Inc. deployed over $700 million towards a combination of acquisitions, buybacks and dividends. Subsequent to quarter end, the Executive Committee of Expedia’s Board of Directors approved a 15% increase in the cash dividend payable in September; raising the dividend to $0.15 per share of outstanding common stock.

“We knew we were facing second quarter headwinds and those which we expected, as well as some we didn’t, materialized. Despite this, we remain confident about our long-term strategy. We see continued return on our core brands’ technology investments, broader adoption of Expedia Traveler Preference Program, momentum in our recent acquisitions and emerging markets as well as exciting traction in one of travel’s fastest growth channels – mobile,” said Dara Khosrowshahi, Expedia, Inc. President and Chief Executive Officer.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 6.30.13	Quarter Ended 6.30.12	Y / Y Growth
Room night growth	19%	22%	(267	) bps
Gross bookings	10,120.6	8,956.9	13%
Revenue	1,205.0	1,040.0	16%
Adjusted EBITDA*	191.7	222.9	(14%)
Operating income	94.3	154.4	(39%)
Adjusted net income *	90.5	124.8	(27%)
Income from continuing operations	71.5	105.2	(32%)
Adjusted EPS *	$0.64	$0.89	(28%)
Diluted EPS from continuing operations	$0.51	$0.76	(33%)
Free cash flow *	247.8	486.4	(49%)

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA and trivago GmbH; in addition to the related international points of sale.

Expedia and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, subsequent results do not include the Brand Expedia websites contributed to the joint venture.

The results include trivago GmbH following our acquisition of a controlling interest during March 2013. The impacts are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the second quarter of 2012.

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 13% (13% excluding foreign exchange) for the second quarter of 2013, primarily driven by a 19% increase in hotel room nights due to continued momentum at Brand Expedia and eLong as well as a 7% increase in air tickets.

For the second quarter of 2013, average daily room rates and average airfares were essentially flat year-over-year. Air tickets sold grew by 7% year-over-year primarily due to strong growth at Egencia. Domestic bookings increased 7% and international bookings increased 23% (23% excluding foreign exchange) for the second quarter of 2013. International bookings totaled $4.3 billion for the second quarter of 2013, accounting for 42% of worldwide bookings versus 39% in the prior year.

Revenue increased 16% (16% excluding foreign exchange) for the second quarter of 2013, primarily driven by an increase in hotel room nights stayed partially offset by a decrease in revenue per room night. The trivago® acquisition added approximately 4 percentage points to year-over-year revenue growth for the second quarter of 2013. Domestic revenue increased 10% and international revenue increased 24% (24% excluding foreign exchange) for the second quarter of 2013. International revenue equaled $555 million for the second quarter of 2013, representing 46% of worldwide revenue versus 43% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 11.9% for the second quarter of 2013, an increase of 30 basis points compared to the second quarter of 2012. The increase primarily relates to a favorable mix shift to our higher margin products, including hotel as well as advertising and media revenue, partially offset by mix shifts within our hotel product.

Product & Services Detail

As a percentage of total worldwide revenue in the second quarter of 2013, hotel accounted for 72%, air accounted for 8% and all other revenue sources, including advertising and media revenue, accounted for the remaining 20%.

Worldwide hotel revenue increased 12% for the second quarter of 2013 driven by a 19% increase in room nights stayed due to continued momentum at Brand Expedia and eLong partially offset by a 6% decrease in revenue per room night. Revenue per room night decreased primarily due to changes in our hotel product mix, of which mix shift to Asia-Pacific remains a significant component. This decline was partially offset by higher average daily rates in other regions.

Worldwide air revenue increased 8% for the second quarter of 2013 due primarily to a 7% increase in air tickets sold. The increase in ticket volume primarily relates to strong growth in air ticket volumes at Egencia. Revenue per ticket increased 1% primarily due to a change in package refund policy partially offset by lower net supplier economics.

All other revenue (excluding hotel and air) increased 37% for the second quarter of 2013 through strong growth in advertising and media revenue generated by trivago as well as corporate travel fees.

Costs and Expenses

(Stock-based compensation expenses of $16 million for second quarter of 2013 and $17 million for second quarter of 2012 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses Three months ended June 30,			As a % of Revenue Three months ended June 30,
	2013	2012	Growth	2013	2012	Δ in bps
Cost of revenue	$262	$229	14%	21.7%	22.0%	(28)
Selling and marketing	587	441	33%	48.7%	42.4%	626
Technology and content	136	112	21%	11.3%	10.8%	50
General and administrative	85	75	14%	7.0%	7.2%	(12)

Total costs and expenses	$1,070	$857	25%	88.8%	82.4%	636

Cost of revenue (non-GAAP)

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Cost of revenue increased 14% for the second quarter of 2013 due to $18 million more in net credit card processing costs, including fraud, related to our merchant bookings. Headcount costs drove an additional $12 million increase. Depreciation represents approximately 3% of total cost of revenue for the second quarter of 2013; essentially consistent with the second quarter of the prior year.

Selling and Marketing (non-GAAP)

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Selling and marketing expense increased 33% in the second quarter of 2013 driven by a $128 million increase in direct costs. Online and offline marketing at trivago, Brand Expedia and Hotels.com accounted for approximately 80% of the total increase. trivago contributed approximately 11 percentage points to the sales and marketing growth during the second quarter of 2013.

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Indirect costs increased $17 million due to higher personnel expenses driven by additional headcount at trivago as well as our supply organization, eLong and other transaction brands. As a percentage of total selling and marketing, indirect costs represented 19% in the second quarter of 2013 compared to 22% in the second quarter of 2012.

•	Depreciation represents less than 1% of total selling and marketing expenses for the second quarter of 2013; essentially consistent with the second quarter of the prior year.

Technology and Content (non-GAAP)

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Technology and content expense increased 21% for the second quarter of 2013 primarily due to a $10 million increase in personnel costs for additional headcount to support key technology projects for Brand Expedia, our corporate technology function and supply organization. Depreciation grew by $11 million year-on-year and represents approximately 28% of total technology and content expenses for the second quarter of 2013 compared to 25% in the second quarter of 2012.

General and Administrative (non-GAAP)

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General and administrative expense increased 14% for the second quarter of 2013 primarily due to higher personnel and overhead costs of $6 million, of which additional headcount costs drove approximately 70% of the total increase. Including VIA Travel and trivago, acquisitions added approximately 3 percentage points to general and administrative expense growth for the second quarter of 2013. Depreciation represents approximately 5% of total general and administrative expenses for the second quarter of 2013 compared to 4% in the second quarter of 2012.

Interest and Other

For the second quarter of 2013, interest income and interest expense were essentially consistent with the second quarter of the prior year. For the second quarter of 2013, other, net was a gain of $7 million compared to a loss of $5 million in second quarter of 2012. Gains for the second quarter of 2013 were primarily related to foreign exchange. Losses for the second quarter of 2012 were comprised of equity method operating losses as well as foreign exchange losses. Foreign currency rate fluctuations minimally impacted second quarter revenue growth rates. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rate on GAAP pre-tax income was 27.9% for the second quarter of 2013 compared with 21.3% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 29.4% for the second quarter of 2013 compared with an effective tax rate of 22.9% in the prior year period. The recording of a valuation allowance related to foreign deferred tax assets drove the increases in both the GAAP and ANI effective tax rates for the second quarter of 2013. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.3 billion at June 30, 2013. Of this amount, $325 million is held by our majority-owned subsidiaries and while included in our consolidated financial statements, we do not treat it as available for our working capital purposes.

Outstanding letters of credit totaling $18 million were applied to our $1 billion unsecured revolving credit facility leaving a total available capacity of $982 million at June 30, 2013. Long-term debt totaled $1.25 billion at June 30, 2013 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018.

For the six months ended June 30, 2013, net cash provided by operating activities was $1.2 billion and free cash flow was $1 billion. Both measures include $925 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow decreased $242 million for the six months ended June 30, 2013, compared to the prior year primarily due to a $153 million payment related to Hawaii Tax Court Litigation required by the state of Hawaii to pursue a challenge on appeal of the adverse decision by the Tax Court that general excise tax is due on the total amount paid by consumers for a hotel room reservation in Hawaii, higher cash tax payments as well as an increase in capital expenditures partially offset by our working capital benefit.

At June 30, 2013, we had stock-based awards outstanding representing approximately 18 million shares of our common stock, consisting of stock options to purchase 17 million common shares with a $35.22 weighted average exercise price and weighted average remaining life of 5 years, and approximately 1 million restricted stock units (RSUs).

During the second quarter of 2013, we repurchased 260,000 common shares for an aggregate purchase price of $16 million excluding transaction costs (an average of $61.80 per share). Approximately 16.1 million shares of common stock are available for repurchase under our April 25, 2012 share repurchase authorization.

On June 19, 2013, we paid a quarterly dividend of $18 million ($0.13 per common share). In addition, on July 24, 2013, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.15 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 28, 2013, with a payment date of September 18, 2013. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $20 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

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Egencia® signed agreements to power corporate travel management solutions for professional services and investment management firm specializing in real estate Jones Lang LaSalle; KOMET of America, Inc., the worldwide technology leader of innovative tool concepts; PW Power Systems, a global leader in energy solutions; global consumer and commercial products marketer Newell Rubbermaid; and Volvo Cars Corporation.

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Expedia, Inc. signed distribution agreements with a number of notable carriers, including major US carrier Delta Air Lines; leading European airlines Air France-KLM and Alitalia; Asia’s largest airline China Southern; Switzerland’s national airline SWISS; Turkish Airlines named Best Airline in Europe by Skytrax for three consecutive years; Warsaw-based LOT Polish Airlines; and regional US airline Silver Airways.

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Expedia® Affiliate Network signed agreements to power online travel bookings for several international companies, including Muchoviaje, part of Grupo Planeta, the leading Spanish publishing and communications group; and NextJump, an ecommerce marketplace that powers rewards and loyalty programs for corporations.

•	trivago® expanded its global footprint to 39 countries worldwide following the launch of localized hotel metasearch sites in Argentina, Chile, Colombia, India, Singapore and South Korea.

•	Post the devastating tornadoes in Moore, Oklahoma, Expedia, Inc. donated $25,000 to the American Red Cross to help impacted families in the area.

Technology Platform Investment and Innovation

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As an enhancement to the existing automated process, Egencia introduced Egencia Autobook, helping business travel clients in the US and Canada reduce the risk of rate increases and loss of available inventory as they secure approval to travel.

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Hotels.com® rolled out a revamped homepage across its global sites, featuring a more intuitive, search-based user interface that allows consumers to quickly and easily locate the hotel information they need to book the perfect trip.

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc., continues to show strong momentum by generating 25% year-over-year revenue growth in the second quarter of 2013.

Worldwide Hotel Portfolio

•	At quarter end, Expedia, Inc. global websites, including eLong, featured approximately 220,000 bookable properties. Expedia, Inc. sites offer approximately 162,000 hotels in EMEA and APAC countries.

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The Expedia Traveler Preference program continues to gain momentum among lodging suppliers worldwide. To date, more than 30,000 hotels globally signed on to participate and of those signed up, more than 70% are currently transacting as part of the program on Brand Expedia and Hotels.com points of sale.

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Expedia Global Lodging Group signed a long-term partnership agreement with Starwood Hotels & Resorts, one of the world’s leading hotel and leisure companies; in addition to partnership agreements with several regional hotel brands including international luxury hotel brand Corinthia Hotels & Resorts, offering properties throughout Europe, the Mediterranean basin and Africa; and Intrawest, leader in experiential destination resorts.

New Distribution Channels

•	Expedia extended mobile flight search and booking capability to iOS and Android app users in Austria, Australia, Belgium, Denmark, Ireland, Japan, Netherlands, New Zealand, Norway, Spain and Sweden.

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Hotwire® launched its first-ever iPad app featuring interactive maps and a simplified booking process that allows users in the US and Canada to essentially cut their travel booking time in half, when compared to the traditional desktop experience.

•	Venere.com® rolled out a mobile-optimized Web site, allowing smartphone users to more easily search for and book their hotel stay from more than 120,000 properties available on Venere.com worldwide.

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Expedia Hotels & Flights was named the People’s Voice Travel App at the 17th annual Webby Awards, the leading international awards honoring excellence on the Internet; and was also selected by Google as the only travel app to be featured in its Beautiful Design Summer 2013 collection. Travel + Leisure recognized Expedia.com as the Best Online Travel Agency at its annual Social Media in Travel Tourism (SMITTY) awards for Expedia’s ‘Find Yours’ Facebook and Twitter social media campaigns.

•	Welcome Rewards®, the popular loyalty program from Hotels.com®, achieved a significant milestone by redeeming more than one million free room nights for consumers since the program launched in 2008.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue	$1,205,017	$1,039,980	$2,217,384	$1,856,468
Costs and expenses:
Cost of revenue (1)	262,607	229,741	513,188	429,839
Selling and marketing (1) (2)	590,468	444,573	1,086,623	821,645
Technology and content (1)	140,682	116,026	278,965	224,937
General and administrative (1)	91,891	83,218	184,267	161,796
Amortization of intangible assets	18,837	8,631	31,407	12,053
Legal reserves, occupancy tax and other	6,246	3,350	67,804	3,074
Acquisition-related and other(1)	—	—	66,472	—

Operating income (loss)	94,286	154,441	(11,342)	203,124
Other income (expense):
Interest income	7,278	7,072	13,195	12,815
Interest expense	(21,629)	(21,989)	(43,377)	(43,381)
Other, net	7,488	(4,660)	9,676	(10,867)

Total other expense, net	(6,863)	(19,577)	(20,506)	(41,433)

Income (loss) from continuing operations before income taxes	87,423	134,864	(31,848)	161,691
Provision for income taxes	(24,408)	(28,755)	(12,505)	(33,995)

Income (loss) from continuing operations	63,015	106,109	(44,353)	127,696
Discontinued operations, net of taxes	—	—	—	(23,889)

Net income (loss)	63,015	106,109	(44,353)	103,807
Net (income) loss attributable to noncontrolling interests	8,485	(868)	11,627	(1,847)

Net income (loss) attributable to Expedia, Inc.	$71,500	$105,241	$(32,726)	$101,960

Amounts attributable to Expedia, Inc.:
Income (loss) from continuing operations	$71,500	$105,241	$(32,726)	$125,849
Discontinued operations, net of taxes	—	—	—	(23,889)

Net income (loss)	$71,500	$105,241	$(32,726)	$101,960

Earnings (loss) per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.52	$0.79	$(0.24)	$0.95
Diluted	0.51	0.76	(0.24)	0.91
Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.52	$0.79	$(0.24)	$0.77
Diluted	0.51	0.76	(0.24)	0.73
Shares used in computing earnings per share:
Basic	136,351	132,556	135,998	132,877
Diluted	141,112	138,192	135,998	138,747
Dividends declared per common share	$0.13	$0.09	$0.26	$0.18

(1) Includes stock-based compensation as follows:
Cost of revenue	$764	$803	$1,825	$1,722
Selling and marketing	3,649	3,248	7,914	7,693
Technology and content	4,692	3,874	10,087	8,158
General and administrative	6,981	8,696	14,695	15,999
Acquisition-related and other	—	—	56,643	—
(2) Includes related party amounts as follows:	$54,053	$55,720	$115,124	$107,081

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,311,817	$1,293,161
Restricted cash and cash equivalents	30,236	21,475
Short-term investments	958,417	644,982
Accounts receivable, net of allowance of $12,570 and $10,771	684,875	461,531
Prepaid expenses and other current assets	278,365	193,353

Total current assets	3,263,710	2,614,502
Property and equipment, net	440,727	409,373
Long-term investments and other assets	251,063	224,231
Intangible assets, net	1,145,400	821,419
Goodwill	3,643,196	3,015,670

TOTAL ASSETS	$8,744,096	$7,085,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,252,362	$954,071
Accounts payable, other	414,508	283,029
Deferred merchant bookings	2,052,840	1,128,231
Deferred revenue	40,487	26,475
Accrued expenses and other current liabilities	450,715	590,505

Total current liabilities	4,210,912	2,982,311
Long-term debt	1,249,378	1,249,345
Deferred income taxes, net	460,853	323,766
Other long-term liabilities	127,025	126,912
Commitments and contingencies
Redeemable noncontrolling interests	357,715	13,473
Stockholders’ equity:
Common stock $.0001 par value	19	19
Authorized shares: 1,600,000
Shares issued: 191,536 and 189,255
Shares outstanding: 123,137 and 122,530
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,796,205	5,675,075
Treasury stock - Common stock, at cost	(3,077,013)	(2,952,790)
Shares: 68,399 and 66,725
Retained earnings (deficit)	(474,794)	(442,068)
Accumulated other comprehensive income (loss)	(16,614)	22

Total Expedia, Inc. stockholders’ equity	2,227,804	2,280,259
Noncontrolling interest	110,409	109,129

Total stockholders’ equity	2,338,213	2,389,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,744,096	$7,085,195

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2013	2012
Operating activities:
Net income (loss)	$(44,353)	$103,807
Less: Discontinued operations, net of tax	—	(23,889)

Net income (loss) from continuing operations	(44,353)	127,696
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	100,005	72,980
Amortization of stock-based compensation	91,164	33,572
Amortization of intangible assets	31,407	12,053
Deferred income taxes	25,012	8,556
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	84,299	14,522
Realized (gain) loss on foreign currency forwards	(24,189)	(10,460)
Other	10,871	14,772
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(207,418)	(142,121)
Prepaid expenses and other current assets	(56,372)	(13,494)
Accounts payable, merchant	301,568	193,080
Accounts payable, other, accrued expenses and other current liabilities	(75,021)	123,754
Deferred merchant bookings	948,749	958,066
Deferred revenue	13,886	7,619

Net cash provided by operating activities from continuing operations	1,199,608	1,400,595

Investing activities:
Capital expenditures, including internal-use software and website development	(157,840)	(117,217)
Purchases of investments	(1,129,789)	(1,007,745)
Sales and maturities of investments	772,817	674,315
Acquisitions, net of cash acquired	(540,489)	(199,267)
Net settlement of foreign currency forwards	24,189	10,460
Other, net	(43)	(1,999)

Net cash used in investing activities from continuing operations	(1,031,155)	(641,453)

Financing activities:
Purchases of treasury stock	(134,238)	(297,704)
Proceeds from issuance of treasury stock	25,273	—
Payment of dividends to stockholders	(35,621)	(24,409)
Proceeds from exercise of equity awards	34,613	224,770
Excess tax benefit on equity awards	28,827	16,920
Other, net	(8,886)	(5,466)

Net cash used in financing activities from continuing operations	(90,032)	(85,889)

Net cash provided by continuing operations	78,421	673,253
Net cash used in discontinued operations	—	(7,607)
Effect of exchange rate changes on cash and cash equivalents	(59,765)	(11,434)

Net increase in cash and cash equivalents	18,656	654,212
Cash and cash equivalents at beginning of period	1,293,161	689,134

Cash and cash equivalents at end of period	$1,311,817	$1,343,346

Supplemental cash flow information
Cash paid for interest from continuing operations	$41,893	$43,441
Income tax payments (refunds), net from continuing operations	41,797	(3,597)

Expedia, Inc.

Trended Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2011				2012				2013		Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross Bookings by Segment
Leisure	$6,653	$7,270	$6,956	$5,689	$7,666	$8,019	$8,120	$6,571	$8,664	$8,933	11%
Egencia	642	684	667	621	755	938	936	955	1,117	1,188	27%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	13%
Gross Bookings by Geography
Domestic	$4,390	$4,856	$4,547	$3,798	$5,116	$5,486	$5,155	$4,201	$5,484	$5,848	7%
International	2,905	3,097	3,076	2,512	3,305	3,471	3,902	3,324	4,297	4,273	23%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	13%
Gross Bookings by Agency/Merchant
Agency	$4,144	$4,476	$4,120	$3,614	$4,621	$4,867	$4,706	$4,165	$5,270	$5,466	12%
Merchant	3,151	3,478	3,503	2,696	3,799	4,090	4,350	3,361	4,511	4,655	14%

Total	$7,295	$7,954	$7,623	$6,310	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	13%
Revenue by Segment
Leisure	$686	$866	$976	$742	$764	$964	$1,121	$890	$924	$1,110	15%
Egencia	42	47	44	45	53	76	78	85	89	95	26%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	16%
Revenue by Geography
Domestic	$434	$516	$561	$444	$483	$591	$642	$511	$558	$650	10%
International	294	398	459	343	334	449	557	464	454	555	24%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	16%
Revenue by Agency/Merchant/Advertising
Agency	$181	$200	$216	$167	$182	$220	$235	$212	$234	$270	23%
Merchant	520	685	777	591	603	787	930	730	733	855	9%
Advertising & Media Revenue	27	29	27	30	31	32	35	33	46	80	147%

Total	$728	$914	$1,020	$787	$816	$1,040	$1,199	$975	$1,012	$1,205	16%
Adjusted EBITDA
Leisure	$150	$254	$344	$234	$171	$283	$357	$262	$178	$265	-6%
Unallocated Overhead Costs	(76)	(74)	(72)	(78)	(79)	(78)	(76)	(90)	(85)	(91)	16%

Subtotal	$74	$179	$273	$156	$92	$205	$281	$172	$93	$174	-15%
Egencia	8	10	5	6	10	18	12	13	12	18	-1%

Total	$82	$189	$278	$162	$102	$223	$294	$185	$105	$192	-14%
Worldwide Hotel (Merchant & Agency)
Room Nights	18.3	24.7	28.9	22.4	22.7	30.1	36.7	29.7	29.0	35.9	19%
Room Night Growth	15%	21%	17%	19%	24%	22%	27%	33%	28%	19%	19%
Room Night Growth including AirAsia JV	15%	21%	19%	21%	27%	24%	27%	34%	28%	20%	20%
ADR Growth	3%	6%	7%	2%	0%	-1%	-3%	-3%	0%	0%	0%
Revenue per Night Growth	1%	5%	1%	-5%	-6%	-5%	-6%	-6%	-3%	-6%	-6%
Revenue Growth	16%	27%	18%	12%	18%	16%	20%	25%	24%	12%	12%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	-10%	-3%	-10%	-8%	5%	3%	11%	12%	9%	7%	7%
Airfare Growth	13%	11%	12%	10%	7%	5%	1%	2%	0%	0%	0%
Revenue per Ticket Growth	17%	1%	7%	-10%	-20%	-11%	-19%	-2%	5%	1%	1%
Revenue Growth	5%	-1%	-3%	-17%	-17%	-8%	-10%	10%	14%	8%	8%

Notes:

The metrics above exclude results from the joint venture between Expedia Worldwide and AirAsia beginning July 1, 2011 except where noted.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)
Adjusted EBITDA	$191,702	$222,901	$296,830	$324,719
Depreciation	(51,139)	(38,666)	(100,005)	(72,980)
Amortization of intangible assets	(18,837)	(8,631)	(31,407)	(12,053)
Stock-based compensation	(16,086)	(16,621)	(91,164)	(33,572)
Legal reserves, occupancy tax and other	(6,246)	(3,350)	(67,804)	(3,074)
Acquisition-related and other	—	—	(9,829)	—
Realized (gain) loss on revenue hedges	(5,108)	(1,192)	(7,963)	84

Operating income (loss)	94,286	154,441	(11,342)	203,124
Interest expense, net	(14,351)	(14,917)	(30,182)	(30,566)
Other, net	7,488	(4,660)	9,676	(10,867)

Income (loss) from continuing operations before income taxes	87,423	134,864	(31,848)	161,691
Provision for income taxes	(24,408)	(28,755)	(12,505)	(33,995)

Income (loss) from continuing operations	63,015	106,109	(44,353)	127,696
Discontinued operations, net of taxes	—	—	—	(23,889)

Net income (loss)	63,015	106,109	(44,353)	103,807
Net (income) loss attributable to noncontrolling interests	8,485	(868)	11,627	(1,847)

Net income (loss) attributable to Expedia, Inc.	$71,500	$105,241	$(32,726)	$101,960

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands)
Net income (loss) attributable to Expedia, Inc.	$71,500	$105,241	$(32,726)	$101,960
Discontinued operations, net of taxes	—	—	—	23,889
Amortization of intangible assets	18,837	8,631	31,407	12,053
Stock-based compensation	16,086	16,621	91,164	33,572
Legal reserves, occupancy tax and other	6,246	3,350	67,804	3,074
Acquistion-related and other	—	—	9,829	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(163)	263	(175)	157
Unrealized (gain) loss on revenue hedges	(8,007)	(16)	(11,919)	2,645
Stock-based compensation as part of equity method investments	66	—	66	—
Noncontrolling interests	(3,129)	(655)	(7,141)	(1,126)
Provision for income taxes	(10,969)	(8,681)	(22,568)	(14,595)

Adjusted Net Income	$90,467	$124,754	$125,741	$161,629

GAAP diluted weighted average shares outstanding	141,112	138,192	135,998	138,747
Additional dilutive securities	716	1,522	5,931	1,608

Adjusted weighted average shares outstanding	141,828	139,714	141,929	140,355

Diluted earnings per share from continuing operations	$0.51	$0.76	$(0.24)	$0.91
Adjusted earnings per share from continuing operations	0.64	0.89	0.89	1.15

Free Cash Flow

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)
Net cash provided by operating activities	$318,519	$552,779	$1,199,608	$1,400,595
Less: capital expenditures	(70,684)	(66,403)	(157,840)	(117,217)

Free cash flow	$247,835	$486,376	$1,041,768	$1,283,378

Non-GAAP cost of revenue, selling and marketing, technology and content expenses and general and administrative excluding stock-based compensation

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Cost of revenue	$262,607	$229,741	$513,188	$429,839
Less: stock-based compensation	(764)	(803)	(1,825)	(1,722)

Cost of revenue excluding stock-based compensation	$261,843	$228,938	$511,363	$428,117
Selling and marketing expense	$590,468	$444,573	$1,086,623	$821,645
Less: stock-based compensation	(3,649)	(3,248)	(7,914)	(7,693)

Selling and marketing expense excluding stock-based compensation	$586,819	$441,325	$1,078,709	$813,952
Technology and content expense	$140,682	$116,026	$278,965	$224,937
Less: stock-based compensation	(4,692)	(3,874)	(10,087)	(8,158)

Technology and content expense excluding stock-based compensation	$135,990	$112,152	$268,878	$216,779
General and administrative expense	$91,891	$83,218	$184,267	$161,796
Less: stock-based compensation	(6,981)	(8,696)	(14,695)	(15,999)

General and administrative expense excluding stock-based compensation	$84,910	$74,522	$169,572	$145,797

Conference Call

Expedia, Inc. will audiocast a conference call to discuss second quarter 2013 financial results and certain forward-looking information on Thursday, July 25, 2013 at 1:30 p.m. Pacific Daylight Time (PDT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 25, 2013 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: increasingly competitive global environment; declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or travel distribution partners; increases in the costs of maintaining and enhancing our brand awareness; our inability to adapt to technological developments or industry trends; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our ability to adopt new business models and practices; our ability to expand successfully in international markets; unfavorable new, or adverse application of or failure to comply with existing, laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; our ability to determine our worldwide tax provision for income taxes; fluctuations in our effective tax rate; our ability to retain or motivate key personnel or hire, retain and motivate qualified personnel; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary; changing laws, rules and regulations and legal uncertainties relating to our business; risks related to interruption or lack of redundancy in our information systems; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; changes in senior management; management conflicts of interest; failure of our third-party service providers; risks related to the failure of counterparties to perform on financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; fluctuations in foreign exchange rates; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2012.

Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 11 countries on its 10 sites in North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search company with sites in 33 countries

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com